                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1934

                                 BIOMERICA, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                                       95-2545573
------------------------------                       -----------------
(State or other jurisdiction                         (I.R.S. Employer
of incorporation or organization)                    Identification No.)


              1533 Monrovia Avenue Newport Beach, California 92663
              ---------------------------------------------- -----
               (Address of Principal Executive Offices) (Zip Code)

                    Biomerica, Inc. 1999 Stock Incentive Plan
                    -----------------------------------------
                            (Full title of the plan)

                                Zackary S. Irani
                                 Biomerica, Inc.
                              1533 Monrovia Avenue
                        Newport Beach., California 92663
                        --------------------------------
                     (Name and address of agent for service)

                                  949-645-2111
              ----------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                          CALCULATION OF REGISTRATION FEE

======================== ==================== ==================== ========================== ======================
                                               Proposed maximum
Title of securities to      Amount to be      offering price per       Proposed maximum             Amount of
     be registered           registered              unit          aggregate offering price     registration fee
------------------------ -------------------- -------------------- -------------------------- ----------------------
Common Stock, $.08 par   1,000,000 shares         $3.328125(1)           $3,328,125(1)               $878.63
value
======================== ==================== ==================== ========================== ======================

1) Based upon the average of the high and low prices for the Registrant's common stock reported on the NASDAQ SmallCap Market on March 23, 2000 for purposes of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information required by Part I (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents filed by Biomerica, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated in and made part of this registration statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference.

         (1) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1999.

         (2) Amendment to the Registrant's Annual Report filed on Form 10-KSB/A for the Registrant's fiscal year ended May 31, 1999.

         (3) The Registrant's Quarterly Reports on Form 10-QSB for the quarters ended August 31, 1999 and November 30, 1999.

         (4) The Registrant's Proxy Statement dated September 27, 1999 for the Registrant's Annual Meeting of Stockholders held on October 25, 1999.

         (5) The description of the Registrant's common stock, $.08 par value ("Common Stock") filed with the Commission on September 16, 1999 (File No. 333-87231) describing the Common Stock referred to herein, including any amendment or report filed to update the description.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated and to be a part hereof from the date of filing such documents.

         For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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Item 4.  Description of Securities

                Not applicable.


Item 5.  Interests of Named Experts and Counsel

                Not applicable.


Item 6.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law (the "Delaware GCL") empowers a Delaware corporation, including the Registrant, to indemnify its directors, officers, employees, and agents under certain circumstances. The Registrant's Certificate of Incorporation (the "Certificate") provides that the Registrant shall indemnify directors and officers, and may indemnify employees and agents, to the full extent authorized by law. The Certificate further provides that the Registrant may purchase and maintain liability insurance on behalf of directors, officers, employees or agents of the Registrant, whether or not the Registrant would have the power to indemnify them against such liability under the provisions of the Delaware GCL. Moreover, the Certificate provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability under
Section 174 of the Delaware GCL (involving certain unlawful dividends or stock repurchases), or (iv) for any transaction from which the director derived an improper personal benefit.

         Under the Delaware GCL, to the extent that an officer or director of a corporation is successful on the merits in the defense of an action, the corporation must indemnify such person for his or her actual and reasonable expenses incurred in connection with such defense. The Certificate provides that the Registrant shall pay the expenses of an indemnifiable person in defending a proceeding in advance of the final disposition; but under the Delaware GCL such advancement of expenses may be made to a director or officer only if such person provides an undertaking to reimburse the Registrant if it is ultimately determined that such person is not entitled to be indemnified against such expenses. The Certificate provides that if a claimant to an indemnification payment is not paid in full by the Registrant within 30 days after the Registrant has received a written claim, the claimant may bring suit against the Registrant to recover the unpaid amount and if successful in whole or in part, the claimant shall be entitled to be paid the expenses of prosecuting such claim. However, with the exception of such claims to indemnification payments as noted above, the Registrant shall not indemnify any director or officer seeking indemnification in connection with a proceeding initiated by such person unless such proceeding was authorized by the Registrant's Board of Directors.

         Under its Bylaws, the Registrant is required to indemnify its directors and officers against expenses and other liabilities if such person acted in good faith and for a purpose he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that if the action or proceeding is by or in the right of the Registrant, indemnification shall not be made in respect of any matter as to which such person shall have been adjudged to be liable to the Registrant for negligence or misconduct in the performance of his or her duty to the Registrant.

         The Registrant maintains officers and directors liability insurance policy insuring the Registrant's officers and directors against certain liabilities and expenses incurred by them in their capacities as such.


Item 7.  Exemption from Registration Claimed

                  Not Applicable.


Item 8.  Exhibits

4.1 Form of Stock Certificate (incorporated by reference to Exhibit 4.1 filed with the Registration Statement on Form SB-2 filed with the Commission on September 16, 1999, Commission File No. 333-87231).
5.1      Opinion of Jeffers, Shaff & Falk, LLP
10.1 Biomerica, Inc. 1999 Stock Incentive Plan (incorporated by reference to Exhibit B filed with the Registrant's Proxy Statement for the 1999 Annual Meeting of Stockholders on September 13, 1999).
23.1     Consent of Jeffers, Shaff & Falk, LLP (included in Exhibit 5.1)
23.2     Consent of BDO Seidman, LLP.
23.3     Consent of Corbin & Wertz.


Item 9.  Undertakings

         (a) The Registrant hereby undertakes to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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

         Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement.

         (b) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (c) The Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering;

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, and State of California on March 27, 2000.

                                               BIOMERICA, INC.



                                               By:  /S/ ZACKARY S. IRANI
                                                    ----------------------------
                                                    Zackary S. Irani, President


         Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

 /s/ Zackary S. Irani                    Chairman of the          March 27, 2000
-------------------------------------    Board, Chief
Zackary S. Irani                         Executive Officer


/s/ Janet Moore                          Director,                March 27, 2000
-------------------------------------    Chief Financial Officer
Janet Moore                              & Secretary


/s/ Dr. Francis Cano                     Director                 March 27, 2000
-------------------------------------
 Dr. Francis Cano

/s/  Dr. Robert Orlando                  Director                 March 27, 2000
-------------------------------------
Dr. Robert Orlando, M.D., Ph.D.

/s/ Dr. Carlos St. Aubyn Beharie         Director                 March 27, 2000
-------------------------------------
Dr. Carlos St. Aubyn Beharie, M.D.

/s/ Allen Barbieri                       Director                 March 27, 2000
-------------------------------------
Allen Barbieri

/s/ David Burrows                        Director                 March 27, 2000
-------------------------------------
David Burrows


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